Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-217671, 333-220756, 333-226057, 333-229051, 333-233657, 333-278839, 333-280761, 333-283269, 333-284443 and 333-292085), Form S-3 (No. 333-286319), and Form S-8 (Nos. 333-160499, 333-209060, 333-220296, 333-227543, 333-240315, 333-257614, 333-265989, 333-273104, 333-280646 and 333-288680) of AIM ImmunoTech Inc. (the Company) of our report dated March 27, 2026, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Miami, Florida

March 27, 2026